As filed with the Securities and Exchange Commission on January 26, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Devon Energy Corporation

(Exact name of Registrant as specified in its charter)

Delaware	73-1567067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

20 North Broadway, Oklahoma City, Oklahoma	73102-8260
(Address of Principal Executive Offices)	(Zip Code)

Devon Energy Corporation Incentive Savings Plan

(Full title of the plan)

John Richels

President and Chief Executive Officer

Devon Energy Corporation

20 North Broadway

Oklahoma City, OK 73102-8260

(405) 235-3611

(Name, address and telephone number, including area code, of agent for service)

with a copy to:

Amy I. Pandit

Morgan, Lewis & Bockius LLP

One Oxford Centre

Thirty-Second Floor

301 Grant Street

Pittsburgh, PA 15219

(412) 560-3300

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.10 per share	3,000,000	$64.84	$194,520,000	$22,291.99

(1)	Pursuant to Rule 416(a) under the Act, this Registration Statement also covers such additional shares as may hereinafter be offered to prevent dilution from stock dividends, stock splits, recapitalizations or other similar transactions. Pursuant to Rule 416(c) under the Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended (the “Act”), based upon the average of the high and low sales prices of the Common Stock of the Registrant reported on New York Stock Exchange on January 23, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information *
Item 2.	Registrant Information and Employee Plan Annual Information *

*	Information required by Part I to be included in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by Devon Energy Corporation (the “Registrant” or the “Company”) and Devon Energy Corporation Incentive Savings Plan (the “Plan”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Commission on February 25, 2011.

(b) The Plan’s Annual Report on Form 11-K for the year ended December 31, 2010, filed with the Commission on January 26, 2012.

(c) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011, filed with the Commission on May 4, 2011, August 4, 2011 and November 2, 2011, respectively.

(d) The Registrant’s Current Reports on Form 8-K filed with the Commission on February 16, 2011 (the Registrant filed two Forms 8-K on that date; only the filing containing Item 8.01 information is incorporated by reference herein), February 17, 2011, April 25, 2011, June 9, 2011, July 7, 2011, July 12, 2011, August 3, 2011 (the Registrant filed two Forms 8-K on that date; only the filing containing Item 8.01 information is incorporated by reference herein), and December 7, 2011.

(e) The description of the Company’s Common Stock, par value $0.10 per share, contained in its Form 8-A filed with the Commission on October 7, 2004, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to the Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference or deemed to be part of this Registration Statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Experts

The consolidated financial statements of Devon Energy Corporation as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

To the extent that KPMG LLP audits and reports on consolidated financial statements of Devon Energy Corporation at future dates, and consents to the use of its report thereon, such financial statements also will be incorporated by reference in the Registration Statement in reliance upon its report and said authority.

The financial statements of the Plan incorporated by reference in this Registration Statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

To the extent that Grant Thornton LLP audits and reports on financial statements of the Plan at future dates, and consents to the use of its report thereon, such financial statements also will be incorporated by reference in the Registration Statement in reliance upon its report and said authority.

Certain information with respect to the Company’s oil and gas reserves derived from the reports of LaRoche Petroleum Consultants, Ltd., independent consulting petroleum engineer, has been incorporated by reference herein upon the authority of said firms as experts with respect to matters covered by such reports and in giving such reports.

To the extent that LaRoche Petroleum Consultants, Ltd. provides subsequent reports containing information included in subsequently incorporated filings, and consent to the reference to such reports in such filings, such information also will be incorporated by reference in the Registration Statement in reliance upon its report and said authority.

Certain information with respect to the Company’s oil and gas reserves derived from the reports of AJM Petroleum Consultants, independent consulting petroleum engineers, has been incorporated by reference herein upon the authority of said firms as experts with respect to matters covered by such reports and in giving such reports.

To the extent that AJM Petroleum Consultants provides subsequent reports containing information included in subsequently incorporated filings, and consents to the reference to such reports in such filings, such information also will be incorporated by reference in the Registration Statement in reliance upon its report and said authority.

Item 4.	Description of Securities.

  Not applicable.

Item 5.	Interests of Named Experts and Counsel.

  Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article VIII of the Company’s restated certificate of incorporation, as amended, contains a provision, permitted by Section 102(b)(7) of the Delaware General Corporation Law, limiting the personal monetary liability of directors for breach of fiduciary duty as a director. This provision and Delaware law provide that the provision does not eliminate or limit liability:

•	for any breach of the director’s duty of loyalty to the Company or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper benefit.

Section 145 of the Delaware General Corporation Law permits indemnification against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with actions, suits or proceedings in which a director, officer, employee or agent is a party by reason of the fact that he or she is or was such a director, officer, employee or agent, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, in connection with actions by or in the right of the Company, such indemnification is not permitted if such person has been adjudged liable to the Company unless the court determines that, under all of the circumstances, such person is nonetheless fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Article X of the Company’s restated certificate of incorporation, as amended, provides for such indemnification.

Section 145 of the Delaware General Corporation Law also permits the Company to purchase and maintain insurance on behalf of its directors, officers, employees or agents against any liability that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the Company whether or not the Company would have the power to indemnify such person against such liabilities under the provisions of such sections. The Company has purchased such insurance.

Section 145 of the Delaware General Corporation Law further provides that the statutory provision is not exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or independent directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Article VIII of the Company’s bylaws contains provisions regarding indemnification that parallel those described above.

We have entered into separate indemnification agreements with our directors and executive officers. These agreements indemnify those directors and officers to the fullest extent permitted by law against risks of claims and actions against them arising out of their service to and activities on behalf of the Company.

Item 7.	Exemption From Registration Claimed.

  Not applicable.

Item 8.	Exhibits

Exhibit No.	Description

23.1	Consent of KPMG LLP

23.2	Consent of Grant Thornton LLP

23.3	Consent of LaRoche Petroleum Consultants, Ltd

23.4	Consent of AJM Deloitte

24.1	Power of Attorney (included on signature page).

Pursuant to the instruction to Item 8 of Form S-8, no opinion of counsel as to the legality of common shares is provided because the common shares to be issued under the Plan will not be original issue shares.

The Company hereby undertakes that it will submit the Plan and any amendment thereto to the Internal Revenue Service in a timely manner and will make all changes required by the Internal Revenue Service in order to qualify the Plan.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on January 26, 2012.

DEVON ENERGY CORPORATION

By:	/s/ John Richels
John Richels President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints John Richels and Lyndon C. Taylor, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments to this Form S-8 registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he/she might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John Richels	President, Chief Executive Officer and	January 26,
John Richels	Director	2012
	(principal executive officer)

/s/ J. Larry Nichols	Executive Chairman and Director	January 26,
J. Larry Nichols		2012

/s/ Jeffrey A. Agosta	Executive Vice President and Chief Financial	January 26,
Jeffrey A. Agosta	Officer (principal financial and principal	2012
	accounting officer)

/s/ Robert H. Henry	Director	January 26,
Robert H. Henry		2012

Name	Title	Date

/s/ John A. Hill	Director	January 26,
John A. Hill		2012

/s/ Michael M. Kanovsky	Director	January 26,
Michael M. Kanovsky		2012

/s/ Robert A. Mosbacher, Jr.	Director	January 26,
Robert A. Mosbacher, Jr.		2012

/s/ Duane C. Radtke	Director	January 26,
Duane C. Radtke		2012

/s/ Mary P. Ricciardello	Director	January 26,
Mary P. Ricciardello		2012

The Plan. Pursuant to the requirements of the Act, the trustees (or other persons who administer the Plan) have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on January 26, 2012.

DEVON ENERGY CORPORATION CORPORATE INCENTIVE SAVINGS PLAN

By:	/s/ Frank W. Rudolph
on behalf of the Employees’ Pension &
Benefits Committee,
Devon Energy Corporation,
Plan Administrator

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of KPMG LLP

23.2	Consent of Grant Thornton LLP

23.3	Consent of LaRoche Petroleum Consultants, Ltd.

23.4	Consent of AJM Deloitte

24.1	Power of Attorney (included on signature page)